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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the "Agreement"), dated June 30, 1998 (the "Effective Date"), is made by and between INTERLINQ Software Corporation, a Washington corporation ("Purchaser"), Logical Software Solutions Corporation, a Maryland corporation ("Seller") and Mary Collier, Keith Bluford and Michael Bennett, the principals of Seller (the "Principals").

        Purchaser, Seller and the Principals hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS

        1.1 PURCHASE AND SALE OF ASSETS

        Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 8.1 below) Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets and rights of every type and description of Seller, including, without limitation, all of the assets and rights used in or relating to the business of Seller, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller. Except as disclosed on Schedule 1.1, such assets shall be free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances, and other adverse claims or interests of any kind ("Encumbrances"). The assets being purchased by Purchaser pursuant to this Agreement are collectively referred to herein as the "Acquired Assets." The Acquired Assets include, without limitation, all of Seller's right, title and interest in, to and under the following (but excluding the Excluded Assets, as defined in Section 1.2 below):

               1.1.1 EQUIPMENT AND OTHER PERSONAL PROPERTY

        All equipment, machinery, goods, computer hardware, office furniture, fixtures, office materials and supplies, tooling, spare parts, leasehold improvements, motor vehicles and other tangible personal property, including, without limitation, the equipment described in Schedule 1.1.1, and all rights to the warranties received from the manufacturers and distributors of all such equipment and personal property and any related claims, credits, rights of recovery and setoffs with respect to such equipment and personal property.

               1.1.2 EQUIPMENT AND OTHER PERSONAL PROPERTY LEASES

        All leases and rental agreements in respect of equipment or other tangible personal property, including without limitation, those leases and agreements described in Schedule 1.1.2.


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               1.1.3 INVENTORY

        All inventories, wherever located, including raw materials, work in process, packaging, finished inventory and shop and production supplies, including, without limitation, the inventory described in Schedule 1.1.3.

               1.1.4 INTELLECTUAL PROPERTIES

        All products, computer programs, source code (i.e., the human readable and not machine executable form of any software, which, when compiled, operates as the machine readable form of such software) (the "Source Code"), object code, graphics, devices, techniques, know-how, algorithms, methods, technology, processes, procedures, packaging, trade dress, trade secrets, formulae, drawings, designs, improvements, discoveries, concepts and inventions, whether or not patentable or copyrightable and whether or not reduced to practice, all designs, logos, themes, concepts that are now used, have been used from 1992 to the date hereof or are currently in development by Seller and all documentary evidence thereof, including, without limitation, the intellectual properties listed in Schedule 1.1.4 (collectively, the "Seller Intellectual Properties").

               1.1.5 INTELLECTUAL PROPERTY RIGHTS

        All intellectual property and other proprietary rights of Seller in the Seller Intellectual Properties, and all licenses, sublicenses or like agreements providing Seller any right or concession to use any of the Seller Intellectual Properties, including all trade names, trademarks, service marks, copyrights and their registrations and applications and all goodwill associated therewith, all domestic and foreign letters patent, patent applications, if any, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, including, without limitation, the intellectual property and other proprietary rights of Seller described in
Schedule 1.1.5 (collectively, the "Seller Intellectual Property Rights").

               1.1.6 LICENSES

        All licenses, permits, approvals and authorizations held by Seller and required for the conduct of Seller's business, including, without limitation, the licenses described in Schedule 1.1.6, other than those licenses which, by their nature, are not transferable.

               1.1.7 CONTRACT RIGHTS AND OTHER INTANGIBLE ASSETS

        All contracts and agreements, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements, intangible assets and goodwill, including, without limitation, the contracts and agreements described in Schedule 1.1.7, and excluding the Excluded Contracts (as defined below).


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               1.1.8 CLAIMS

        All rights, claims, demands, actions, causes of action and suits of Seller, whether mature, contingent or otherwise, against third parties relating to the Acquired Assets, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights or claims under or pursuant to all warranties, representations and guaranties made by manufacturers, suppliers or vendors and all noncompetition, nondisclosure and similar agreements with current or former employees of Seller.

               1.1.9 CUSTOMER RELATIONSHIPS AND OTHER DATA

        All customer goodwill and all files containing information and knowledge about Seller's existing and prior customers and all Seller's mailing lists, customer lists, supplier lists, vendor data and advertising and promotional material.

               1.1.10 FILES AND RECORDS

        All business files and records, including schematics, technical information and engineering data, books of account, employment records and personnel files, and purchase and sale records and correspondence, including the files referred to in Section 1.1.9.

               1.1.11 INSURANCE PROCEEDS

        All insurance proceeds paid or payable to Seller in respect of any change to or destruction or loss of any of the Acquired Assets, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Acquired Assets but for such change, destruction or loss.

               1.1.12 RECEIVABLES

        All accounts and accounts receivable, including, without limitation, the accounts receivable described in Schedule 1.1.12.

        1.2 EXCLUDED ASSETS

        Seller will not transfer to Purchaser and Purchaser will not acquire the following assets (the "Excluded Assets"), which are specifically excluded from the Acquired Assets and which will remain Seller's property:

               (a) the assets identified in Schedule 1.2(a);

               (b) the contracts and agreements identified in Schedule 1.2(b) (the "Excluded Contracts");

               (c) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications,


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taxpayer and other identification numbers, seals, minute books, stock plans, stock transfer books, blank stock certificates, stockholders agreements, business licenses which, by their nature, are not transferable and other documents relating to the organization, maintenance, and existence of the Company as a corporation;

               (d) Seller's cash, bank deposits or similar cash and cash equivalents items existing as of the close of business on the Closing Date and all bank and other accounts associated therewith; and

               (e) all prepaid deposits, rents and expenses all of which will be accounted for in a Settlement Statement to be agreed upon by the parties at Closing.

        1.3 ASSUMED LIABILITIES

        Purchaser will assume from Seller the liabilities and obligations of Seller attributable to the period after the Closing Date under the contracts and agreements described in Schedule 1.1.7 and those additional assumed liabilities as are described in Schedule 1.3 (the "Assumed Liabilities").

        1.4 EXCLUDED LIABILITIES

        Purchaser will not assume any liabilities other than the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser will not assume any of the following obligations or liabilities, which shall remain obligations and liabilities of Seller (all obligations or liabilities not assumed by Purchaser herein are called the "Excluded Liabilities"):

               1.4.1 TAXES

        Except as otherwise provided in this Agreement, any liabilities for Taxes (as defined in Section 3.9 below) either accruing or relating to the periods ending on or prior to the Closing Date.

               1.4.2 LITIGATION

        Any claim, judgment, penalty, settlement agreement or other obligation to pay in respect of any claim that is pending or, to the knowledge of Seller's officers, threatened on or prior to the Closing Date, including, but not limited to, those listed in Schedule 3.8.

               1.4.3 CLAIMS

        All claims, liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, whether based on any act or omission of Seller or a Principal.


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               1.4.4 WARRANTIES

        Seller's liabilities and obligations pursuant to warranties (express or implied) to customers for products manufactured or services performed on or prior to the Closing Date, excluding liabilities and obligations relating to performance under product maintenance agreements with Seller.

               1.4.5 EMPLOYEE EXPENSES

        Except as set forth in Schedule 1.3, all liabilities and obligations in any way relating to or in respect of the Employee Benefit Plan (as defined in Section 3.16 below), and all liabilities and obligations with respect to accrued payroll, bonuses, workers compensation liability, year-end profit sharing, state disability tax, hourly and salary profit sharing, fringe benefits and other employee benefits with respect to or that relate to periods of employment on or prior to the Closing Date.

               1.4.6 CLAIMS AND ADJUSTMENTS

        All liabilities and obligations relating to or in respect of (a) return of merchandise sold on or prior to the Closing Date or (b) offset payments with respect to sales after the Closing Date against claims on merchandise sold on or prior to the Closing Date, in each case by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or with respect to merchandise in the hands of customers under an understanding that such merchandise would be returnable.

               1.4.7 ACCRUED LIABILITIES AND PAYABLES

        All liabilities accrued on or before the Closing Date, including, without limitation, property taxes, sales and use taxes, utilities, freight expense, inventory gain/loss and all other accrued liabilities, and any trade payable or account payable (whether or not the same has become due and payable), accrued expense, loan, note, advance, credit, liability or account allocation or other form of indebtedness of any kind or nature on or prior to the Closing Date.

               1.4.8 LIABILITIES RELATING TO EXCLUDED ASSETS

        All liabilities and obligations in respect of any Excluded Asset.

        1.5 ASSIGNMENT OF CONTRACTS AND RIGHTS

        Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any claim, contract, license or other agreement or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of


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Seller or Purchaser thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of any such claim, contract, license or other agreement. Any transfer or assignment to Purchaser by Seller of any contract or agreement that requires the consent or approval of any third party will, without reducing or adversely affecting the obligations of Seller to transfer or assign such contract or agreement set forth in this
Section 1 or the representations of Seller set forth in Section 3, be made subject to such consent or approval being obtained.

SECTION 2. PURCHASE PRICE

        2.1 PURCHASE PRICE

        The purchase price for the Acquired Assets (the "Purchase Price") will be payable by Purchaser at the closing of the transactions contemplated by this Agreement (the "Closing") and will be the sum of:

        (a) $3,600,001 (the "Cash Purchase Price"), of which $150,000 shall be retained by Seller as provided in Section 2.3 (the "Retained Amount"); and

        (b) $1,400,000 payable in shares of unregistered common stock of Purchaser (the "Share Purchase Price") at a value of $6.00 per share, the closing price of such shares as reported by the Nasdaq National Market on May 7, 1998, for a total of 233,334 shares (the "Shares"). The Shares shall be placed in escrow and subject to vesting as provided in Section 2.2.

        2.2 VESTING OF SHARES

        (a) Unless vesting is accelerated pursuant to Section 2.2(b) or Section 2.2(c), one-sixth of the Shares (16.667%, or 38,889 Shares) will vest on each of the first six anniversaries of the Closing Date. All Shares which are unvested as of a given time shall be referred to herein as the "Unvested Shares."

        (b) Vesting of the Shares will be accelerated if specified performance goals to be determined by mutual agreement of the parties (the "Performance Goals") are met as follows:

               (i) Upon completion by Purchaser of its annual audit for the fiscal year ending June 30, 1999, one-third of the Shares will vest if the Performance Goal for the 1999 fiscal year is achieved (i.e. since one-sixth of the Shares will vest under Section 2.2(a) on the first anniversary of the Closing Date, which will be prior to the date that Purchaser has completed its annual audit for fiscal year 1999 and therefore prior to the date on which a determination is made whether Seller has achieved the Performance Goal for the 1999 fiscal year, the additional amount of Shares that may vest under this
Section 2.2(b)(i) is one-sixth of the total Shares, or 38,889 Shares).


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               (ii) Upon completion by Purchaser of its annual audit for the fiscal year ending June 30, 2000, one-third of the Shares will vest if the Performance Goal for the 2000 fiscal year is achieved; and

               (iii) Upon completion by Purchaser of its annual audit for the fiscal year ending June 30, 2001, one-third of the Shares will vest if the Performance Goal for the 2001 fiscal year is achieved.

        (c) Notwithstanding the foregoing provisions of this Section 2.2, if the Performance Goals are not determined by mutual agreement of the parties on or prior to August 31, 1998, 22.25% or 51,917 Shares will vest on each of the first four anniversaries of the Closing Date and 11% or 25,666 Shares will vest sixth months after the fourth anniversary of the Closing Date, unless the parties mutually agree to extend such time period.

        (d) Notwithstanding the foregoing provisions of this Section 2.2, vesting of all of the then Unvested Shares will be accelerated upon the occurrence of a merger, consolidation or other transaction pursuant to which (i) the holders of the outstanding common stock and other classes or series of securities that are entitled to vote generally for the election of directors to the Board of Directors of Purchaser (the "Voting Securities") immediately prior to the transaction would hold less than a majority of the Voting Securities outstanding immediately after the transaction; (ii) substantially all of the assets of Purchaser would be transferred to a third party not affiliated with Purchaser; or (iii) Purchaser transfers or grants to a third party that is not an affiliate of the Purchaser the exclusive rights to substantially all of the Source Code.

        (e) Until such time as the Unvested Shares have vested, Purchaser may hold the certificate or certificates evidencing the Unvested Shares in escrow at the offices of a third party escrow agent pursuant to an escrow agreement in substantially the form set forth as Exhibit 2.2(e) (the "Escrow Agreement"). Subject to Section 9.6, Purchaser shall assist in releasing such Shares from escrow promptly following vesting pursuant to Section 2.2(a), (b), (c) or (d).

        2.3 RETAINED AMOUNT

        During the period from the date hereof and ending on September 19,1999, Seller shall retain in its corporate bank account the Retained Amount. Seller shall cause the Retained Amount to be disbursed to pay for any costs and expenses (including reasonable attorneys' fees) incurred by Seller or Purchaser pursuant to any claims brought by Project Software and Development, Inc. ("PSDI") or its affiliates against Seller or Purchaser or to pay reasonable support costs relating to servicing the Seller's agreement with PSDI during the period prior to its termination. Upon the earlier of September 19, 1999 or receipt by Seller of written notification from Purchaser that Purchaser has received a written waiver of claims from PSDI that is acceptable to Purchaser, Seller may disburse any remaining Retained Amount without any restrictions.


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        2.4 ALLOCATION OF PURCHASE PRICE

        The Purchase Price shall be allocated among the Acquired Assets according to a purchase price allocation statement (the "Allocation") to be agreed upon by the parties within 15 business days after the Closing Date, which shall be substantially similar to the purchase price allocation as set forth on
Schedule 2.4. The Allocation will be binding on Purchaser and Seller for all federal, state and local tax purposes. The parties agree to report the Allocation consistently therewith on Internal Revenue Service Form 8594 and to attach Form 8594 to their respective federal income tax forms for the 1998 tax year. The failure to comply with the reporting obligations set forth in this
Section 2.4 will constitute a material breach of this Agreement.

        2.5 TRANSFER TAXES

        All title, recording and transfer fees payable or assessable in connection with the sale and transfers contemplated by this Agreement, together with any and all sales taxes payable or assessable in connection with the sale and transfers contemplated by this Agreement, if any, will be borne by Purchaser.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPALS

        Seller and the Principals hereby represent and warrant to Purchaser, which representations and warranties will survive the execution and delivery of this Agreement to the extent provided herein, as provided in this Section 3. With respect to representations and warranties relating to the Principals, each Principal only represents and warrants as to himself or herself.

        3.1 ORGANIZATION AND GOOD STANDING; SUBSIDIARIES

        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Seller is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would not have a material adverse effect on Seller or on the condition or use of the Acquired Assets. Seller does not have any subsidiaries or any ownership interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

        3.2 POWER AND AUTHORITY; ENFORCEABILITY

        Seller has full power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. All actions on the part of Seller and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the consummation


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of the transactions contemplated hereby have been or will be taken prior to
Closing. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

        Each Principal is legally competent and has all requisite power and authority to enter into this Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement by such Principal.

        3.3 NO APPROVALS OR NOTICE REQUIRED; NO CONFLICTS WITH INSTRUMENTS

        Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement by Seller and the Principals and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Seller or any Principal; (b) require any consent, approval or authorization of any person, corporation, partnership, governmental or regulatory authority or other organization or entity (a "Person"); (c) result in a default (with or without the giving of notice or lapse of time, or both) under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which Seller is a party or by which it is bound or to which the Acquired Assets are subject; (d) result in the creation of any Encumbrance upon the Acquired Assets; (e) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws; or (f) invalidate or adversely affect any transferable permit, license, authorization or status used by Seller in the conduct of its business.

        3.4 FINANCIAL STATEMENTS

        Seller has delivered to Purchaser: (a) an unaudited balance sheet (the "Unaudited December 31, 1997 Balance Sheet") and statements of operations, shareholders' equity and cash flows for Seller at and for the fiscal year ended December 31, 1997, and (b) Seller's unaudited balance sheet and statements of operations, shareholders' equity and cash flows at and for the five-month period ended May 31, 1998 (collectively, the "Seller Financial Statements"). The Seller Financial Statements have been prepared by Seller's management in conformity with generally accepted accounting principles in the United States ("GAAP") and on a basis consistent with prior accounting periods, and present fairly Seller's financial position, results of operations and changes in financial position at the dates and for the periods indicated, subject, in the case of the interim Seller Financial Statements, to later adjustments that are not in the aggregate material. Seller has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the unaudited May 31, 1998 balance sheet (the "Unaudited May 31, 1998 Balance Sheet"), except (a) liabilities, obligations, claims or assessments incurred since the date of the Unaudited May 31, 1998 Balance Sheet that have been disclosed to Purchaser in writing, or (b) liabilities,


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obligations, claims or assessments incurred in the ordinary course of business and not required under GAAP to be reflected in the Unaudited May 31, 1998 Balance Sheet.

        3.5 ABSENCE OF CHANGES AND EVENTS

        Except as set forth in Schedule 3.5, since December 31, 1997, Seller has conducted its business in the ordinary course consistent with Seller's past practice and has not:

               (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and matters related thereto) not in the ordinary course of business;

               (b) created or incurred any new debt or reduced any outstanding debt except in the ordinary course of business;

               (c) encumbered or disposed of any assets or made any capital expenditures, except in the ordinary course of business;

               (d) taken any action resulting in the reduction of Seller's working capital (current assets including cash, less current liabilities not including the short-term or current portion of long-term debt) except for customary changes in the ordinary course of business;

               (e) changed the compensation and terms of employment provided to Seller's officers and principal employees;

               (f) entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) materially interfered with the normal and usual operations of Seller or the business prospects of Seller or
(ii) resulted in a material adverse change in the financial condition, assets, liabilities, earnings or business of Seller or could reasonably be expected to have a material adverse effect on the business prospects of Seller; or

               (g) other than charges made in the ordinary course of business, taken any action resulting in a corporate charge by Seller to the business.

        3.6 CUSTOMERS AND SUPPLIERS

        Schedule 3.6.1 sets forth a complete and accurate list of Seller's customers during the two and a half years preceding the Closing Date, showing the approximate total revenues from each such customer, and a complete and accurate list of Seller's suppliers during the two years preceding the Closing Date.


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        3.7 ORDERS, COMMITMENTS AND RETURNS

        Schedule 3.7 contains an accurate summary as of the Effective Date of Seller's total backlog, including those to be filled more than twelve months from the Effective Date and all accepted and unfulfilled supply and service contracts, and the aggregate of all outstanding purchase orders issued by Seller (which aggregate includes all contracts or commitments for Seller's purchase of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business.

        3.8 CLAIMS AND LEGAL PROCEEDINGS

        Except as listed on Schedule 3.8, there are no claims, demands, causes of action, suits, arbitrations, hearings, criminal or civil investigations or proceedings (each, a "Claim") pending or involving or, to the knowledge of Seller's officers, threatened against Seller before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person that would, directly or indirectly, have an adverse effect on the Acquired Assets. To Seller's knowledge there is no valid basis for any Claim against Seller or involving the Acquired Assets. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller is a party that involve the transactions contemplated herein or that could result in an Encumbrance on any of the Acquired Assets or result in the commencement of a Claim against Purchaser.

        3.9 TAXES

        All Taxes of Seller with respect to the Acquired Assets and the operation of the business using the Acquired Assets have been or will be timely paid or are being contested in good faith, and Seller otherwise has no liability for any Taxes with respect to the Acquired Assets or its operation of the business using the Acquired Assets except, in each of the foregoing cases, any Taxes that, if not timely paid by Seller, will not result in (a) an Encumbrance on any of the Acquired Assets, (b) a claim, suit or other proceeding against Purchaser, or (c) a Loss for any Purchaser Indemnified Party. No action or proceeding by any taxing authority for assessment or collection of Taxes is pending or threatened against or in respect of Seller, no unresolved claim for assessment or collection of Taxes has been asserted against or in respect of Seller, and no tax audit or investigation by any taxing authority is underway with respect to Seller. Seller has withheld and remitted to the appropriate taxing authority all amounts required to be withheld from the wages of its employees under applicable law. Seller has furnished Purchaser with complete and correct copies of all returns of Taxes for periods beginning on or after January 1, 1991 except for returns of Taxes for periods as to which the applicable statutory period of limitations has expired. No claim has been made by a taxing authority in a jurisdiction where Seller has not filed Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller is not a party to any tax sharing or similar agreement pursuant to which it will have any obligation to make any payments after the Closing. "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, property, sales, use, ad valorem,


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transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits taxes, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency, subdivision or instrumentality thereof, and any interest, fines and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

        3.10 CONTRACTS

        Schedule 1.1.7 contains a true and complete list of all contracts, agreements, arrangements and understandings, oral or written, to which Seller is a party or by which Seller is bound, including, without limitation, all security agreements, license agreements, purchase and supply agreements, and agreements relating to the borrowing of money. Except as set forth in Schedule 1.1.7, all such contracts are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; Seller has performed all obligations imposed on it thereunder and neither Seller nor, to the knowledge of Seller's officers, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been delivered to Purchaser. Seller has not received notice, nor is Seller otherwise aware, that any party to any such contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder. Seller has identified in Schedule 1.1.7 all contracts, agreements, arrangements, understandings and contract termination agreements, oral or written, to which Seller was a party or by which Seller was bound that have been terminated within the two years prior to the date of this Agreement, except for such contracts, agreements, arrangements and understandings that have been terminated in the ordinary course of business following full performance by all the parties thereto. Schedule 3.10 contains a complete list of all contracts and agreements for which consent or approval is required for the consummation of the transactions contemplated hereby and indicates those contracts and agreements for which such consent or approval has not been obtained as of the Closing Date

        3.11 REAL PROPERTY

        Seller does not own any real property. Schedule 3.11 contains a complete and accurate list of all real property that is leased, rented or used by Seller (the "Real Property"). Seller has delivered to Purchaser true and complete copies of all leases, subleases, rental agreements, tenancies or licenses relating to the Real Property. Except as set forth in Schedule 3.11, no consent is required from any Person under any lease or other agreement or instrument relating to the Real Property in connection with the consummation of the transactions contemplated by this Agreement, and Seller has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

        3.12 PERSONAL PROPERTY

        Schedule 3.12 contains a complete and accurate list of each item of personal property that is owned, leased or rented by Seller, other than the Excluded Assets (the "Personal Property"). Seller has delivered to Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property. Seller has good and marketable title to all Personal Property, free and clear of all Encumbrances, except as set forth in Schedule 3.12. With the exception of Personal Property Taxes, all of the Encumbrances will be released at or prior to the Closing. The Personal Property is in good operating condition and repair, reasonable wear and tear excepted. During the past five years there has not been any significant interruption in the conduct of the Seller's business due to the malfunctioning of any such Personal Property. No machinery, equipment, furniture or physical assets other than those listed in Schedules 1.1.1 and 1.1.2 are used or required by Seller in the conduct of its business. Except as set forth in
Schedule 3.12, no consent is required from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and Seller has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Seller has not granted any lease, sublease, tenancy or license of any portion of the Personal Property.

        3.13 INTELLECTUAL PROPERTY

               3.13.1 TITLE

               Except as set forth in Schedule 3.13.1, Seller owns, or is licensed or otherwise entitled to use without restriction (free and clear of any Encumbrances other than those restrictions set forth in the licenses to the licensed Seller Intellectual Properties), the Seller Intellectual Properties and the Seller Intellectual Property Rights and has rights (and except as set forth in Schedule 3.13.1 is not contractually obligated to pay any compensation to any third party in respect thereof) to use the Seller Intellectual Properties and Seller Intellectual Property Rights as they are now being used by Seller.

               3.13.2 SOURCE CODE

               Except as set forth in Schedule 3.13.2, no Person (other than Seller's current employees) has a copy, or the right to acquire or discover a copy, of any of the Source Code. Except as set forth in Schedule 3.13.2, Seller has not delivered copies of the Source Code to any Person, whether pursuant to an escrow arrangement or otherwise.

               3.13.3 LICENSES

               All licenses, sublicenses and other agreements, including confidential disclosure agreements, as to which Seller is a party and pursuant to which any other Person is authorized to use any of the Seller Intellectual Properties, are listed in Schedule 3.13.3 and copies thereof previously have been delivered by Seller to Purchaser. Except as set forth in
Schedule 3.13.3, Seller is not in violation of, and as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be in violation of, or lose any rights pursuant to, any such license, sublicense or agreement.

               3.13.4 INFRINGEMENT

               The Seller Intellectual Properties do not infringe: (a) any copyright, trade secret or other intellectual property or proprietary right of any Person, whether arising under the laws of the United States or any other state, country or jurisdiction, or (b) any patent or trademark of any Person, whether arising under the laws of the United States or any other state, country or jurisdiction. No Claim with respect to the Seller Intellectual Properties has been asserted or, to the knowledge of Seller's officers, is threatened by any Person, and Seller's officers do not know of any Claim: (i) to the effect that the manufacture, sale or use of any product now used or offered by Seller or currently under development or proposed for sale by Seller infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property or proprietary right of any third party, whether arising under the laws of the United States or any other state, country or jurisdiction; (ii) against the use by Seller of any of the Seller Intellectual Properties; or (iii) challenging the ownership, validity or effectiveness of any of the Seller Intellectual Property Rights. To the knowledge of Seller's officers, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Seller Intellectual Properties or Seller Intellectual Property Rights by any third party, including, without limitation, any current employee of Seller.

               3.13.5 VALID AND SUBSISTING; APPLICATIONS AND REGISTRATIONS

               All patents and registered trademarks, service marks and other company, product or service identifiers and registered copyrights of Seller are valid and subsisting. Seller had and does now have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Seller Intellectual Property Rights.

               3.13.6 INDEMNIFICATION

               Except as set forth in Schedule 3.13.6, Seller has not entered into any agreement or offered to indemnify any Person against any charge of infringement of any intellectual property or other proprietary right. Seller has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any Seller Intellectual Property Right.

        3.14 GOVERNMENTAL AUTHORIZATIONS AND COMPLIANCE WITH LAWS

        Seller has conducted its business in accordance with all applicable foreign, federal, state and local laws, regulations, permits, licenses, authorizations and other requirements of all governmental entities having jurisdiction over Seller, the noncompliance with which, or the violation of, or the failure to obtain or adhere to, could have a material adverse effect on

Seller or on the condition or use of the Acquired Assets. Seller has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, related to the operation of the Seller's business, the failure to obtain of which could have a material adverse effect on Seller or on the condition or use of the Acquired Assets.

        3.15 LABOR MATTERS

        There are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of Seller's officers, threatened against or involving Seller or any present or former employee of Seller. Seller has complied in all material respects with all provisions of all laws relating to the employment of labor, and it has no liability for arrears of wages or taxes or penalties for failure to comply with such laws. Seller has previously provided Purchaser with true and complete copies of all invention, confidentiality, noncompetition and similar agreements entered into between Seller and current or former employees, independent contractors and consultants of Seller, and each such agreement is fully assignable to Purchaser and enforceable by Purchaser at the Closing. To Seller's knowledge, no such current or former employee of Seller is in violation of any such agreement, and Seller will use its best efforts to prevent any such violation. Seller has not provided confidential information to any current or former employee, independent contractor or consultant except pursuant to such an agreement.

        3.16 EMPLOYEE BENEFITS

        (a) Except as set forth in Schedule 3.16, Seller is not a party to, does not maintain, sponsor or administer and does not (and could not) have any liability or potential liability with respect to any: (a) management, employment or other contract providing for the employment or rendition of services; (b) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, health insurance, life insurance, Code
Section 125, dependent care assistance, tuition reimbursement, fringe benefit or other employee benefit plan, policy, agreement or arrangement including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA; or (c) other employment contract or other compensation agreement or arrangement, oral or written, affecting or relating to any current or former employee of Seller. The items listed in Schedule 3.16 hereinafter referred to individually as an "Employee Benefit Plan" and collectively as the "Employee Benefit Plans."

        (b) Seller has delivered to Purchaser a true, correct and complete copy (or, in the case of an unwritten Employee Benefit Plans, descriptions) of each Employee Benefit Plan and all contracts related thereto, along with a copy of the most recent annual report (Form 5500 series) filed for each Employee Benefit Plan and a copy of the most recent summary plan description distributed with respect to each Employee Benefit Plan and any Summaries of Material Modifications thereto.

        (c) Each Employee Benefit Plan is, and has been, maintained, administered and operated in material compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. Seller is not subject to COBRA. All returns, reports and other disclosures required to be filed with any governmental entity or agency or furnished to any participant or beneficiary with respect to any Employee Benefit Plan have been fully and accurately completed and timely and properly filed or furnished in accordance with applicable law. To the knowledge of Seller's officers, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary requirements of ERISA or any other applicable law has occurred with respect to any Employee Benefit Plan. Seller has no unfunded or underfunded liabilities under or with respect to any Employee Benefit Plan. None of the Employee Benefit Plans contains any provision that (i) could cause Purchaser to be bound by the terms of any Employee Benefit Plan, or (ii) could result in Purchaser incurring any liability or obligation under or with respect to any Employee Benefit Plan.

        (d) Neither Purchaser nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to (or been obligated to contribute to) (i) any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) any multiple employer plan, within the meaning of
Section 4063 or 4064 of ERISA or Section 413(c) of the Code or(iii) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. For purposes of this Agreement, "ERISA Affiliate" means any individual, corporation, partnership, business or other Person that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        (e) There are no Claims (other than routine claims for benefits) pending or, to the knowledge of Seller's officers, threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor, to the knowledge of Seller's officers, is there a basis for any such action, suit or claim. None of the Employee Benefit Plans is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor or any other governmental entity or agency, and, to the knowledge of Seller, no such action is contemplated or under consideration by the IRS, the Department of Labor or any other governmental entity or agency.

        (f) All contributions and other payments required to have been made by Seller or any other person (including any pre-tax or post-tax contributions or payments by employees or their dependents) to any Employee Benefit Plan (or to any person pursuant to the terms of any Employee Benefit Plan) for any period ending on or before the Closing Date have been made by Seller or will be made by Seller prior to the Closing Date. Except as set forth in Schedule 3.16, the amount of any such contribution or payment that has not yet been made, is reflected in the Seller Financial Statements in accordance with generally accepted accounting principles.

        (g) Seller has not entered into any compensatory agreement or arrangement with respect to the performance of services which payment thereunder could result in a nondeductible expense to Seller or Purchaser pursuant to
Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

        3.17 ACCOUNTS RECEIVABLE

        All accounts and accounts receivable of Seller reflected in the Unaudited May 31, 1998 Balance Sheet or existing at the Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. Except as disclosed on Schedule 3.17, all Accounts existing and remaining unpaid at the Closing, are, to the knowledge of Seller's officers, collectible by Purchaser, except to the extent of the normal allowance for doubtful accounts with respect to Accounts, consistent with Seller's prior practices and as reflected in the Seller Financial Statements.

        3.18 CORPORATE BOOKS AND RECORDS

        Seller previously has furnished to Purchaser true and complete copies of
(a) Seller's Articles of Incorporation and Bylaws as currently in effect, including all amendments thereto, (b) Seller's minute books and (c) Seller's stock transfer books. Such minutes reflect all formally called meetings of Seller's shareholders and Board of Directors and any committees thereof since Seller's inception and accurately reflect in all material respects the events of and actions taken at such meetings.

        3.19 NO ENCUMBRANCES

        Except for actions required to be taken by Purchaser set forth on
Schedule 3.19, all actions have been taken with respect to the transactions contemplated by this Agreement that are necessary or required to transfer the Acquired Assets to Purchaser free and clear of all Encumbrances. Except as set forth on Schedule 3.19, Seller owns all right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances of any other Person. Except as set forth in Schedule 3.19, the execution and delivery of this Agreement will convey, transfer and assign to Purchaser good and marketable title to the Acquired Assets and associated proprietary rights free and clear of all Encumbrances of any Person. The Acquired Assets include all properties and assets reflected in the Unaudited May 31, 1998 Balance Sheet, all properties and assets purchased by Seller since the date of the Unaudited May 31, 1998 Balance Sheet and all properties and assets used in Seller's business.

        3.20 BROKER'S OR FINDER'S FEES

        Seller has retained The Corum Group to advise it in connection with this Agreement and the transactions contemplated hereby. Seller and the Principals shall pay all fees and expenses of The Corum Group and shall indemnify and hold harmless Purchaser from and against any claims by The Corum Group arising out of the transactions contemplated hereby.

Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on its behalf, any other liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.21 CREDITORS LIST

        Schedule 3.21 contains a full, complete and accurate list of all creditors of Seller, with the amounts payable to each such creditor as of the Effective Date.

        3.22 RESTRICTED SECURITIES

        Seller and each Principal agree and understand that the Shares are characterized as "restricted securities" under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder (the "Securities Act"), in that they are being acquired from Purchaser in a transaction not involving a public offering and that under the Securities Act the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by Seller or a Principal without registration under the Securities Act, except pursuant to an exemption to the Securities Act. Seller and each Principal represent that it, he or she is familiar with the Securities Act, including Rule 144 promulgated thereunder, and the resale limitations on the Shares imposed by it. Seller and each Principal understand that Purchaser is relying on the representations, warranties and covenants contained in this
Section 3.22 and in Sections 3.23 and 3.24 in connection with the issuance of the Shares to Seller and with such understanding authorizes Purchaser to place a restrictive legend on the certificates representing the Shares.

        3.23 PERMITTED DISTRIBUTION OF THE SHARES AND EXPERIENCE

        Seller is acquiring the Shares with the intention of distributing the Shares only to the Principals. Seller and the Principals are not acquiring the Shares with a view to any other distribution of any part thereof and Seller and the Principals have no present intention to sell, grant any participation in or otherwise distribute any of the Shares in a manner contrary to the Securities Act or any applicable state securities law. Seller and each Principal are "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Seller and each Principal acknowledge that the Shares are speculative and involve a high degree of risk, and that it can bear the economic risk of its investment (including the possible loss thereof) for an indefinite period of time. Seller and each Principal have such knowledge and experience in business and financial matters, and has been given access to such information about Purchaser that Seller and each Principal deemed necessary, to evaluate the merits and risks of investing in the Shares.

        3.24 SHAREHOLDERS

        Schedule 3.24 contains a complete and accurate list, as of the Closing Date of Seller's shareholders ("Seller's Shareholders") and the number of shares of each class of capital stock of Seller beneficially owned by each, and indicates whether each such shareholder is an "accredited investor." There are no options, warrants or other rights to purchase shares of capital stock of Seller currently outstanding.

        3.25 TAX CONSEQUENCES

        Seller and each Principal has consulted with its, his or her own tax advisor regarding the Tax consequences to Seller or such Principals arising out of this Agreement, including, without limitation, its structure or terms or the negotiation or consummation hereof, and will be solely responsible for any such Tax consequences.

        3.26 YEAR 2000 COMPLIANCE

        There is no valid basis for any claim, including based on warranty, against Seller relating to any failure of Seller's products to be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations (that is, be "Year 2000 Compliant"). Seller has not made claims, representations or warranties to third parties misrepresenting its ability to be Year 2000 Complaint.

        3.27 INVENTORY

        All items in the inventory reflected in the Unaudited May 31, 1998 Balance Sheet or as currently owned by Seller (a) have been valued in accordance with generally accepted accounting principles and (b) are of a quality and quantity usable and salable in the ordinary course of business.

        3.28 PRODUCT WARRANTIES

        Schedule 3.28 sets forth Seller's warranties currently made with respect to Seller's products, and current policies with respect to returns of such products in the course of Seller's conduct of its business. Except as set forth in Schedule 3.28, Seller has not made any express product warranties in connection with the sale of its products. Except as set forth in Schedule 3.28, Claims against Seller for warranty costs (individually or in the aggregate) with respect to its products during each of the three 12-month periods ended December 31, 1995, 1996 and 1997 did not exceed $10,000 and there are no outstanding Claims, or to the knowledge of Seller's officers threatened Claims, for any such warranty costs. As used above, the term "warranty costs" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products, whether such costs and expenses arise out of Claims based on warranty, contract, tort or otherwise, excluding liabilities and obligations relating to performance under product maintenance agreements with Seller.

        3.29 INSURANCE

        Schedule 3.29 lists each insurance policy of Seller that protects against such liabilities, Claims and risks.

        3.30 EXCLUDED ASSETS

        Except for the Excluded Assets, all assets associated with or currently used in the conduct of the Seller's business are included in the Acquired Assets.

        3.31 PERMITS AND QUALIFICATIONS

        All permits that are required for the ownership or operation of the Acquired Assets or the conduct of the Seller's business (including, but not limited to, the manufacture, use, marketing, promotion, sale or distribution of the Seller's products) have been obtained by Seller and are in full force and effect and are listed in Schedule 3.31(A), with their expiration dates, if any. Seller is, and for the three years preceding the Closing Date, has been in compliance with all such permits, and Seller has not received any notice of any alleged violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such permit, nor is Seller aware of any basis for any claim of any such violation or any such threat. With the exception of the permits listed on
Schedule 3.31(B), all such permits will be effectively assigned to Purchaser without additional liability to Purchaser upon the Closing.

        3.32 FULL DISCLOSURE

        No information furnished by Seller to Purchaser in connection with this Agreement (including, but not limited to, the Seller Financial Statements and all information in the Schedules and Exhibits hereto) is false or misleading in any respect. Seller has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller, which representations and warranties will survive the execution and delivery of this Agreement to the extent provided herein, as follows:

        4.1 ORGANIZATION

        Purchaser is a corporation duly organized and validly existing under the laws of the state of Washington. Purchaser has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

        4.2 POWER AND AUTHORITY; ENFORCEABILITY

        Purchaser has full power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. All actions on the part of Purchaser and its respective officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

        4.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

        The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not: (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Purchaser; (b) require any consent, approval or authorization of any Person; (c) conflict with or result in a breach of any provision of Purchaser's Articles of Incorporation or Bylaws; (d) result in a default (with or without the giving of notice or lapse of time, or both) under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which Purchaser is a party or by which it is bound; or (e) invalidate or adversely affect any permit, license, authorization or status used in Purchaser's conduct of its business.

        4.4 THE SHARES

        Except as provided in Section 2.2, at the Closing, Seller will acquire good title to the Shares free and clear of all Encumbrances, other than any such Encumbrances attributable to Seller, and will be entitled to the same voting and dividend rights as the holders of the Purchaser's common stock. Upon delivery of the Shares to Seller at Closing, the Shares will be validly issued, fully paid and non-assessable.

        4.5 BROKER'S OR FINDER'S FEES

        Purchaser has retained Stanford Keene to advise it in connection with this Agreement and the transactions contemplated hereby. Purchaser shall pay all fees of Stanford Keene and shall indemnify and hold harmless Seller from and against any claims by Stanford Keene arising out of the transactions contemplated hereby. Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on its behalf, any other liability for brokerage or finder's fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        4.6 FILINGS WITH THE SEC

        Purchaser has made all filings with the Securities and Exchange Commission that it has been required to make within the past three years under the Securities Act of 1934, as amended (the "Exchange Act") and the Securities Act (collectively, the "Public Reports"). Each of the Public Reports has complied with the Exchange Act and the Securities Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Subsequent to the respective dates as of which information is given in the Public Reports, there has been no material adverse change in the business or financial condition of Purchaser.

        4.7 GOVERNMENTAL AUTHORIZATIONS AND COMPLIANCE WITH LAWS

        Purchaser has conducted its business in accordance with all applicable foreign, federal, state and local laws, regulations, permits, licenses, authorizations and other requirements of all governmental entities having jurisdiction over Purchaser, the noncompliance with which, or the violation of, or the failure to obtain or adhere to, could have a material adverse effect on Purchaser. Purchaser has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, related to the operation of Purchaser's business, the failure to obtain of which could have a material adverse effect on Purchaser.

SECTION 5. COVENANTS AND AGREEMENTS

        The parties agree to perform and observe the following agreements:

        5.1 CONSUMMATE TRANSACTIONS; ACTIONS CONSISTENT WITH AGREEMENT

        Each of Purchaser, Seller and each Principal will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof and to take all steps as may be necessary to put Purchaser in possession and operating control of the Acquired Assets on the Closing Date. Without limiting the generality of the foregoing, each of Purchaser, Seller and each Principal will undertake its best efforts to obtain all necessary approvals, consents, permits, licenses and other authorizations required in connection with this Agreement and the transactions contemplated hereby, including, without limitation, from all governmental authorities and agencies, and will make all filings with and give all notices to third parties that may be necessary or reasonably required of Seller in order to consummate the transactions contemplated hereby. Neither Seller nor any Principal will take any action inconsistent with this Agreement or that would result in any of the representations and warranties of Seller set forth herein being untrue, or in any covenant of Seller or Principals being breached or in any of the conditions precedent to this Agreement being unable to be satisfied at or prior to the Closing. Purchaser will not take any action inconsistent with this Agreement or that would result in any of the representations and warranties of Purchaser set forth herein being untrue, or in any covenant of Purchaser being breached or in any of the conditions precedent to this Agreement being unable to be satisfied at or prior to the Closing.

        5.2 FULL ACCESS

        Prior to Closing, Seller will give to Purchaser and its agents and representatives (including, without limitation, its accountants and attorneys) full access to all of Seller's personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the Acquired Assets or Seller's business and will furnish Purchaser and its agents and representatives with all such information as Seller may have in its possession concerning Seller, the Acquired Assets or Seller's business as they may reasonably request.

        5.3 REMOVAL OF SECURITY INTERESTS

        Seller will take all steps necessary to ensure that all creditors of Seller listed in Schedule 3.21 are either paid in full or waive any claim they may have in connection with the transactions contemplated by this Agreement and that all Encumbrances on the Acquired Assets are released and removed prior to the Closing Date.

        5.4 CONDITION OF ACQUIRED ASSETS; INSURANCE

        From the Closing Date and until 60 days after the Closing Date, Seller will take reasonable actions that may be necessary to cause the coverage under such policies to continue in full force and effect after the Closing Date with respect to occurrences prior to the Closing Date and will take reasonable actions necessary to preserve or protect rights under any such policies with respect to any claim against Seller arising out of the Acquired Assets prior to the Closing Date.

        5.5 SELLER'S EMPLOYEES

        Seller acknowledges that, within 10 business days after the Closing Date, Purchaser shall offer to the employees of Seller listed on Schedule 5.5(a) (the "Employees") employment with Purchaser pursuant to employment agreements substantially in the form of Exhibit 5.5(b) and confidentiality agreements substantially in the form of Exhibit 5.5(c). For a period of six months following the Closing Date, Purchaser will not terminate the employment of any Employee who was hired by Purchaser, other than terminations for cause. For a period of two years following the Closing Date, Purchaser will not require any Employee who was hired by Purchaser to relocate. Seller waives and releases any claim Seller may have against Purchaser or any of Seller's employees in connection with Purchaser's post-Closing employment of individuals who have been employed at any time by Seller.

        5.6 AUDIT OF DECEMBER 31, 1997 SELLER FINANCIAL STATEMENTS

        Purchaser shall have the right to have the December 31, 1997 Seller Financial Statements audited by an accounting firm selected by Purchaser (the "Post-Closing Audit"). Seller agrees to cooperate fully with the Post-Closing Audit and take reasonable action to ensure that the Post-Closing Audit is completed as soon as practicable after the Closing Date. Purchaser shall pay all fees and expenses related to the Post-Closing Audit; provided, however, that if the Post-Closing Audit reveals that the Unaudited December 31, 1997 Balance Sheet overstated the assets of Seller by $50,000 or more or understated the liabilities of Seller by $50,000 or more, then Seller and the Principals shall pay 50% of the total fees and expenses related to the Post-Closing Audit; provided, however, that Seller's portion of such amount shall not exceed $10,000. Seller acknowledges that neither this Section 5.6 nor the Post-Closing Audit restricts or limits Seller's obligation to indemnify Purchaser pursuant to
Section 9 for any breach of Section 3.4 or any other provision of this Agreement.

        5.7 POST-CLOSING CONSENTS AND APPROVALS

        Within 30 days of the Closing Date, Seller and the Principal will obtain all consents, approvals and actions of third parties, including, without limitation, all approvals from federal, state and local authorities as may be required for consummation of the transactions contemplated hereby, which consents and approvals will not contain any conditions or restrictions that are not customary in transactions of this nature, or that materially adversely affect the Acquired Assets or the consummation of the transactions contemplated hereby.

        5.8 CONTINUING EXISTENCE OF SELLER

        Seller and the Principals shall maintain Seller as a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland until the Retained Amount has been disbursed in accordance with Section 2.3.

        5.9 AGREEMENTS AND PERFORMANCE GOALS

        The parties will meet promptly and use reasonable efforts to negotiate the Performance Goals.

SECTION 6. CONDITIONS TO PURCHASER'S OBLIGATIONS

        The obligations of Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or prior to the Closing will be subject to satisfaction of the following conditions, any or all of which may be expressly waived only in writing signed by Seller:

        6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES

        Each of Seller's representations and warranties contained in this Agreement will be true and correct in each case as of the date hereof and on and as of the Closing Date as though made on that date, except that to the extent such representations and warranties are made as of a specified date, such representations and warranties will be true and correct as of the specified date.

        6.2 PERFORMANCE OF AGREEMENTS

        Seller will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        6.3 DOCUMENTS OF ASSIGNMENT

        Seller will have delivered to Purchaser such bills of sale, assignments and other documents as Purchaser may reasonably request to effectuate the transactions contemplated hereby and the other terms of this Agreement.

        6.4 CONSENTS AND APPROVALS

        Except as listed on Schedule 3.10, all consents, approvals and actions of third parties, including, without limitation, all approvals from federal, state and local authorities as may be required for consummation of the transactions contemplated hereby, as of the Closing Date (as defined herein), will have been obtained, which consents and approvals will not contain any conditions or restrictions that are not customary in transactions of this nature, or that materially adversely affect the Acquired Assets or the consummation of the transactions contemplated hereby.

        6.5 PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

        All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will have been reasonably approved by counsel to Purchaser. Seller will have delivered to Purchaser certified copies of Seller's resolutions pertaining to the authorization of this Agreement and consummation of the transactions contemplated hereby, and a certificate executed by the Secretary of Seller as to the due election, qualification, incumbency, authority and signatures of each of the officers authorized to sign this Agreement or any documents or certificates to be delivered hereunder.

        6.6 LEGAL PROCEEDINGS

        There will not be pending on the Closing Date any Claim to restrain, condition or invalidate, in whole or in part, this Agreement or any of the transactions contemplated hereby.

        6.7 MATERIAL ADVERSE CHANGE

        Since the date hereof and through the Closing, there will not have occurred any material adverse change in Seller's business, operations, assets, liabilities, earnings or conditions (financial or other) and, except as disclosed on Schedule 6.7, no material adverse change will have occurred in any third-party contractual or business relationships of Seller.

        6.8 DUE DILIGENCE

        Purchaser, to its sole satisfaction, will have (a) completed its legal, accounting, financial and operational due diligence investigation as to Seller and (b) not become aware of any facts or circumstances that it was not aware of as of the date hereof that would, in its judgment, make it inadvisable to consummate the transactions contemplated hereby.

        6.9 EMPLOYMENT AND NONCOMPETITION AGREEMENTS

        Purchaser will have entered into employment agreements, substantially in the form of Exhibit 6.9 and effective as of Closing with each of the Principals (collectively, the "Principal Employment and Confidentiality Agreements").

        6.10 SHAREHOLDER CONSENTS AND APPROVALS

        Seller will have obtained all approvals and consents of the shareholders, in forms acceptable to Purchaser, required by applicable law or otherwise necessary to consummate the transactions contemplated by this Agreement.

        6.11 SELLER'S CREDITORS

        Except as set forth on Schedule 6.11, all Encumbrances on the Acquired Assets have been released or removed as of the Closing Date.

SECTION 7. CONDITIONS TO SELLER'S OBLIGATION

        The obligation of Seller to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at or prior to the Closing will be subject to satisfaction of the following conditions, any or all of which may be expressly waived only in writing signed by Purchaser.

        7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES

        Each of Purchaser's representations and warranties contained in this Agreement will be true and correct in each case as of the date hereof and on and as of the Closing Date as though made on that date, except that to the extent such representations and warranties are made as of a specified date, such representations and warranties will be true and correct as of the specified date.

        7.2 PERFORMANCE OF AGREEMENTS

        Purchaser will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        7.3 PROCEEDINGS AND DOCUMENTS

        All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will have been reasonably approved by counsel to Seller.

        7.4 LEGAL PROCEEDINGS

        There will not be pending on the Closing Date any Claim to restrain, condition or invalidate, in whole or in part, this Agreement or the transaction contemplated hereby.

SECTION 8. THE CLOSING

        8.1 CLOSING DATE AND PLACE

        The Closing will take place on June 30, 1998 (the "Closing Date") at 10 a.m. local time at the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington, or at such other date, time or location as Purchaser and Seller will agree.

        8.2 DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING

        At the Closing, Seller will deliver to Purchaser the following:

        (a) such bills of sale, assignments and other documents as Purchaser may reasonably request to effectuate the transactions contemplated by this Agreement, including, but not necessarily limited to, (i) the bill of sale substantially in the form attached as Exhibit 8.2(a)(i), (ii) the assignment of trademark rights substantially in the form attached as Exhibit 8.2(a)(ii), (iii) the assignment of patent rights substantially in the form attached as Exhibit 8.2(a)(iii), and (iv) the assignment and assumption agreement substantially in the form attached as Exhibit 8.2(a)(iv), each duly executed by an authorized officer of Seller and dated as of the Closing Date;

        (b) all consents to assignment of the Acquired Assets to Purchaser from any third parties as are necessary to effectuate the transactions contemplated by this Agreement, each duly executed by such third parties and dated as of or prior to the Closing Date;

        (c) an opinion of Seller's counsel, dated as of the Closing Date, substantially in the form of Exhibit 8.2(c);

        (d) a confirmation of loan satisfaction, written consent to the sale and transfer of the Acquired Assets, release of security interest, confirmation of payment and other documents requested by Purchaser, each in form and content acceptable to Purchaser, relating to any and all outstanding indebtedness of Seller to each creditor of Seller listed on Schedule 3.21, each duly executed by such creditors;

        (e) all tangible embodiments of the Acquired Assets (including, without limitation, copies of the Source Code);

        (f) a certificate, substantially in the form of Exhibit 8.2(f) and dated as of the Closing Date, certifying that the conditions to Purchaser's obligations listed in Section 6 have been fulfilled and that the representations and warranties of Seller made in Section 3 are true, complete and correct on and as of the Closing Date with the same force and effect as though made on the Closing Date, except that any representation and warranty made as of a specified date will be true and correct as of the specified date, duly executed by Seller;

        (g) a certificate of valid corporate existence of Seller of recent date from the Secretary of State of the state of Maryland and similar certificates from all foreign jurisdictions in which Seller is qualified to do business;

        (h) a lien and judgment search in the office of the Secretary of State of the state of Maryland and the office of the county clerk of appropriate counties therein, dated not earlier than two days prior to the Closing Date, the results of which are consistent with Seller's representations contained herein;

        (i) a certificate, substantially in the form of Exhibit 8.2(i), executed by the Secretary of Seller as to the due election, qualification, incumbency, authority and signatures of each of the officers authorized to sign this Agreement or any documents or certificates to be delivered hereunder;

        (i) the Escrow Agreement;

        (j) the Principal Employment and Confidentiality Agreements, each duly executed by the applicable Principal;

        (k) the Escrow Agreement, duly executed by Seller, each Principal and the Shareholders' Representative (as such term is defined in the Escrow Agreement); and

        (l) all such other documents, instruments and writings required to be delivered by Seller to Purchaser hereunder prior to Closing.

        8.3 DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING

        At the Closing, Purchaser will deliver to Seller the following:

        (a) stock certificates evidencing the Shares (which Shares will then be immediately delivered for holding by a third-party escrow agent until vested in accordance with Section 2.2);

        (b) an opinion of Purchaser's counsel, dated as of the Closing Date, substantially in the form of Exhibit 8.3(b);

        (c) a certificate, substantially in the form of Exhibit 8.3(c) and dated as of the Closing Date, certifying that the conditions to Seller's obligations listed in Section 7 have been fulfilled and that the representations and warranties of Purchaser made in Section 4 are true, complete and correct on and as of the Closing Date with the same force and effect as though made on the Closing Date, except that any representation and warranty made as of a specified date will be true and correct as of the specified date, duly executed by Purchaser;

        (e) a certificate, substantially in the form of Exhibit 8.3(d), executed by the Secretary of Purchaser as to the due election, qualification, incumbency, authority and signatures of each of the officers authorized to sign this Agreement or any documents or certificates to be delivered hereunder;

        (f) the Principal Employment and Confidentiality Agreements, duly executed by Purchaser;

        (g) the Escrow Agreement, duly executed by Purchaser and the escrow agent; and

        (h) all such other documents, instruments and writings required to be delivered by Purchaser to Seller hereunder prior to Closing.

        8.4 APPORTIONMENT OF TAXES

        As to any liability for Taxes attributable to any taxable period that includes, but does not end on, the Closing Date, such liability will be apportioned as follows: (a) if such liability is attributable to a single event (such as the purchase and sale of the Acquired Assets) that occurs on or prior to the Closing Date, all such liability will be borne by Seller; (b) if such liability accrues over time as a result of ownership of the Acquired Assets or ongoing business operations relating to the Acquired Assets, then the liabilities will be prorated between Seller and Purchaser prior to and after the Closing Date during the tax period in question; and (c) if such liability is attributable to a single event that occurs after the Closing Date, all such liability will be borne by Purchaser.

SECTION 9. SURVIVAL; INDEMNITY; ESCROW

        9.1 SURVIVAL

        All provisions of this Agreement, including without limitation all representations and warranties contained in this Agreement, in the schedules hereto, or in any agreement, certificate or other instrument delivered pursuant hereto, will survive for three years after the Closing Date.

        9.2 INDEMNIFICATION OF PURCHASER

        (a) Seller and the Principals will severally defend, indemnify and hold harmless Purchaser and Purchaser's officers, directors and shareholders (each, a "Purchaser Indemnified Party") from and against any claims, losses, liabilities, actions, damages, costs and expenses (including reasonable attorneys' fees) (a "Loss") incurred by any Purchaser Indemnified Party arising out of or in connection with (a) any breach of the representations or warranties made by Seller or a Principal under this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement; (b) any failure by Seller or a Principal to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement; (c) any claim by any third party (including, without limitation, a claim by Seller's receiver, by Seller as a debtor in possession or a trustee or other representative of Seller's bankruptcy estate) arising out of Seller's ownership, use or distribution of the Acquired Assets, other than the Assumed Liabilities, on or before the Closing Date; (d) any damages suffered as a result of Seller's failure to satisfy any of its obligations other than the Assumed Liabilities; (e) any claim by a Principal or any other current or former shareholder of Seller that Seller or any affiliate or significant shareholder of Seller failed to comply with applicable law in connection with any transfer of capital stock of Seller on or prior to the Closing Date; (f) any failure of the transactions contemplated by this Agreement to comply with applicable creditor protection or similar laws; (g) any Employee Benefit Plan or (h) any claims brought by third parties relating to the Excluded Assets, including, but not limited to, the Excluded Contracts; provided, however, that the maximum aggregate liability for indemnification under this
Section 9.2 shall be limited to $3,750,000 until the first anniversary of the Closing Date (the "First Year Cap") and the then-current Unvested Shares Value (as defined below) until the third anniversary of the Closing Date (the "Second and Third Year Cap" and, together with the First Year Cap, the "Indemnification Cap").

        (b) Any liability of Seller or any Principal for indemnification under this Section 9.2 shall be satisfied first from the Unvested Shares pursuant to
Section 2.2. If such liability exceeds the then current amount of the Unvested Shares, the Seller and the Principals shall pay the balance of such liability either in Shares or in cash, at the option of each indemnifying person, to Purchaser. For the purposes of determining the number of Unvested Shares to be transferred from Seller and Principals to Purchaser, the value of each such share of Unvested Shares shall be the average closing price of the Purchaser's common stock as reported by the Nasdaq National Market for the five trading days immediately preceding the two trading days immediately preceding the date such shares are transferred (the "Unvested Shares Value").

        (c) Notwithstanding any other provision of this Section 9, (i) no Principal shall be liable for Losses in an amount greater than such Principal's pro rata share of the

Indemnification Cap then in effect and (ii) all claims made after the first anniversary of the Closing Date shall be satisfied solely from the Unvested Shares.

        9.3 INDEMNIFICATION OF SELLER AND PRINCIPALS

        Purchaser will defend, indemnify and hold harmless Seller, the Principals and Seller's officers, directors and shareholders (each, a "Seller Indemnified Party") from and against any Losses incurred by the Seller Indemnified Party arising out of or in connection with (a) any breach of the representations or warranties made by Purchaser under this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement; (b) any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement; (c) any claim by any third party (including, without limitation, a claim by Purchaser's receiver, by Purchaser as a debtor in possession or a trustee or other representative of Purchaser's bankruptcy estate) arising out of Purchaser's ownership, use or distribution of the Acquired Assets, other than the Excluded Liabilities, after the Closing Date; (d) any damages suffered as a result of Seller's failure to satisfy any of its Assumed Liabilities after the Closing Date; provided, however, that, the maximum aggregate liability for indemnification under this
Section 9.3 shall be limited to the Indemnification Cap then in effect.

        9.4 PROCEDURE

        (a) In the event that any Purchaser Indemnified Party or Seller Indemnified Party (an "Indemnitee") sustains or incurs any Losses in respect of which indemnification may be sought pursuant to this Section 9, such Indemnitee will assert a claim for indemnification ("Indemnification Claim") by giving written notice thereof (the "Claim Notice") to the indemnifying party, which will describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based. The indemnifying party or parties, by delivery of written notice to the Indemnitee within 30 days of notice of a Claim Notice, may elect to assume the defense of such Indemnification Claim at the indemnifying party's expense; provided, however, that (i) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee and
(ii) the indemnifying parties shall mutually elect to contest such Indemnification Claim and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such Indemnification Claim. The indemnifying parties shall have the right to settle, compromise or discharge a third party claim (other than any such third party claim in which criminal conduct is alleged) without the Indemnitee's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of all affected Indemnitees and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the indemnifying party, and in all other cases may not so settle without the prior written consent of the Indemnitee. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any Indemnification Claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such Indemnification Claim, any indemnifying party may elect to do so at such party's sole expense.

        (b) With respect to claims for indemnification hereunder resulting from or in connection with any legal proceeding commenced by a third party, the Indemnitee will promptly provide written notice of such claims to each indemnifying party and, if reasonably possible, give the Claim Notice to each indemnifying party no later than ten (10) days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule.

        (c) No Indemnitee shall be entitled to receive any indemnification payment with respect to an Indemnification Claim under this Section 9 until the aggregate Losses that such Indemnitee would otherwise be entitled to receive as indemnification exceeds $100,000 (the "Basket Amount"); provided, however, that once the aggregate Losses exceed the Basket Amount, the Indemnitee shall be entitled to receive indemnification payments for the aggregate Losses that it would be entitled to receive without regard to the Basket Amount.

        9.5 INVESTIGATIONS; WAIVERS

        An Indemnitee's right to indemnification provided for in this Section 9 will remain in effect notwithstanding any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.

        9.6 RESOLUTION OF CONTESTED INDEMNIFICATION CLAIMS

        All contested Indemnification Claims shall be resolved by the parties either (i) in accordance with either a mutual agreement among Purchaser and Seller, which shall be memorialized in writing, or (ii) by submission to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the parties or chosen in accordance with the AAA Rules.

SECTION 10. MISCELLANEOUS

        10.1 EXPENSES

        Each party will bear its own expenses incident to the negotiation, preparation, authorization and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of its counsel and accountants, whether or not such transactions are consummated.

        10.2 NOTICES

        All notices, claims and other communications hereunder will be in writing and will be made by hand delivery, registered or certified mail (postage prepaid, return receipt requested), facsimile (receipt confirmed) or overnight air courier guaranteeing next-day delivery:


        (a)    If to Purchaser, to:                       with a copy to:
               INTERLINQ Software Corporation             Perkins Coie LLP
               11255 Kirkland Way                         1201 Third Avenue, 40th Floor
               Kirkland, WA  98033                        Seattle, Washington  98101
                                                          Attention:  Linda A. Schoemaker, Esq.
                                                          Facsimile: (206) 583-8500

        (b)    If to Seller, to:                          with a copy to:
               Logical Software Solutions Corporation     Tucker, Flyer & Lewis
               Suite 200                                  1615 L Street, N.W., Suite 400
               301 Evergreen                              Washington, D.C.  20036
               Bozeman, MT  59715                         Attention: Thomas J. Knox
                                                          Facsimile:  (202) 429-3231

        (c)    If to Seller, to:                          with a copy to:
                                                          Tucker, Flyer & Lewis
               Mary Collier                               1615 L Street, N.W., Suite 400
               3550 Jackson Ct. Rd.                       Washington, D.C.  20036
               Bozeman, MT  59715                         Attention: Thomas J. Knox
               Facsimile: (406) 585-0096                  Facsimile:  (202) 429-3231

               Michael Bennett
               3550 Jackson Ct. Rd.
               Bozeman, MT  59715
               Facsimile (406) 585-0096

               Keith Bluford
               6925 Forbes Blvd.
               Lanham, MD  20706
               (301) 794-6896


or at such other address as any party may from time to time furnish to the other parties by a notice given in accordance with the provisions of this Section
11.2. All such notices and communications will be deemed to have been duly given at the time delivered by hand, if personally delivered; and upon receipt, if faxed, mailed or if sent by an overnight air courier service guaranteeing next-day delivery.

        10.3 ENTIRE AGREEMENT

        This Agreement, together with the Exhibits and Schedules hereto and, solely for the period from the Effective Date to the Closing Date, the Nondisclosure Agreement, between Seller and Purchaser, dated as of December 7, 1997, constitutes the entire agreement among the parties concerning the subject matter hereof, supersedes all other agreements and understandings, whether oral or written (including the Letter of Intent, dated May 6, 1998, between the parties hereto), and may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement will not constitute a waiver of any other rights or of any other or future breach.

        10.4 GOVERNING LAW; JURISDICTION AND VENUE

        This Agreement will be governed by and construed and enforced in accordance with and subject to the internal laws and decisions of the state of Washington, regardless of its or any other jurisdiction's conflict of law provisions. The parties hereto agree that venue for any dispute hereunder, or action on any obligation under this Agreement, will be in King County, Washington or the United States District Court for the Western District of Washington, and the parties hereto submit to the jurisdiction of the state and federal courts of the state of Washington for any dispute hereunder or action on any obligation under this Agreement.

        10.5 COUNTERPARTS; ELECTRONIC SIGNATURE

        This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies which are reproduced or transmitted via photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

        10.6 WAIVERS

        No provision of this Agreement will be deemed waived by course of conduct, unless such waiver is in writing and is signed by the party against which enforcement is sought and states specifically that it was intended to modify this Agreement. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any such other term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or any other provision hereof.

        10.7 SUCCESSORS AND ASSIGNS

        This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Seller or any Principal will not have the right to assign this Agreement or any of its rights or obligations hereunder to any Person without Purchaser's prior written consent; provided, however, that Seller will have the right to distribute the Shares to the Accredited Shareholders and title the Shares in the name of the Accredited Shareholders.

        10.8 FURTHER ASSURANCES

        Each party will, at the request of any other party hereto from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions contemplated hereby.

        10.9 CONFIDENTIALITY

        Neither Seller (including the Principals) nor Purchaser will make any public announcement or other disclosure with regard to the transactions contemplated hereby or the material terms hereof (including, without limitation, the Purchase Price and form of consideration to be paid pursuant to Section 2) without the prior consent of the other party hereto; provided, however, that nothing herein will restrict Seller or Purchaser from disclosing or using for its own benefit or for any other purpose any such information which is readily available to the general public (so long as such information did not become readily available to the general public as a direct or indirect result of the disclosing party's breach of this Agreement) or is required by law to be disclosed by Seller or Purchaser (however in such event the disclosing party will, if possible, give the other party hereto advance notice of any such required disclosure and assist the other party hereto in attempting to limit the scope of any such disclosure).

        10.10 SEVERABILITY

        In the event that any term or provision of this Agreement is determined to be illegal, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect, provided that such continuation would not materially alter the terms hereof or materially diminish the benefits or materially increase the burdens of this Agreement for any party.

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                           INTERLINQ SOFTWARE CORPORATION


                           By:    /s/ STEPHEN A. YOUNT
                              -------------------------------------------

                           Name:  Stephen A. Yount
                                -----------------------------------------

                           Title: Vice President, Finance & CFO
                                 ----------------------------------------


                           LOGICAL SOFTWARE SOLUTIONS
                           CORPORATION


                           By:    /s/ MARY F. COLLIER
                              -------------------------------------------

                           Name:  Mary F. Collier
                                -----------------------------------------

                           Title: President
                                 ----------------------------------------

                                  /s/ MARY F. COLLIER
                           ----------------------------------------------
                                  Mary Collier

                                  /s/ KEITH E. BLUFORD
                           ----------------------------------------------
                                  Keith Bluford

                                  /s/ MICHAEL K. BENNETT
                           ----------------------------------------------
                                  Michael Bennett